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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
CollaGenex Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of CollaGenex Pharmaceuticals, Inc. of our report dated February 7, 1997, with respect to the consolidated balance sheets of CollaGenex Pharmaceuticals, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1996, and for the period from January 10, 1992 (inception) to December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of CollaGenex Pharmaceuticals, Inc.



                                                           KPMG PEAT MARWICK LLP

Princeton, New Jersey
July 10, 1997